Exhibit 99.1

FOR IMMEDIATE RELEASE	February 2, 2005

VALSPAR EXPECTS LOWER FIRST QUARTER EARNINGS
DUE TO RAW MATERIAL COST PRESSURES

MINNEAPOLIS, MINNESOTA — The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, announced today that it expects to report earnings for the first quarter ended January 28, 2005 of $0.20 to $ 0.23 per diluted share, compared to $0.35 per share in the comparable period a year ago. Sales for the quarter increased approximately 11% compared to last year.

Commenting on the first quarter, Richard M. Rompala, Chairman and Chief Executive Officer, said “While we implemented across-the-board increases in selling prices in January, first quarter gross margins declined approximately four percentage points as a result of unprecedented increases in raw material costs. Manufacturing efficiencies and expense controls are providing a partial offset to these cost pressures, but additional pricing actions will be required to restore our margins to acceptable levels.” Valspar expects to report actual first quarter results on February 14, 2005.

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.

Note: Valspar will host a conference call on Wednesday, February 2nd at 9:30 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 769351.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

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